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                                                                    Exhibit 99.1

                           EMBASSY ACQUISITION CORP.
                                      AND
                               ORTHODONTIX, INC.
                   ANNOUNCE EXECUTION OF DEFINITIVE AGREEMENT
                         REGARDING BUSINESS COMBINATION



Miami, Florida and Coral Gables, Florida (November 7, 1997)...... Embassy
Acquisition Corp. (OTC: MBCA) and Orthodontix, Inc. together announce that they have entered into an Agreement and Plan of Merger and Reorganization regarding their previously announced business combination. At the closing of the business combination, Orthodontix will become a wholly owned subsidiary corporation of Embassy in exchange for shares of Common Stock of Embassy representing approximately 56% of Embassy's outstanding shares of Common Stock after giving effect to the business combination (assuming an Embassy per share value of $8.00) but without giving effect to certain stock options contemplated to be outstanding at the closing. The actual number of shares to be issued in connection with the business combination is subject, in part, to the average of the closing bid and ask price, as reported on the OTC Electronic Bulletin Board or similar quotation board of Embassy s shares of Common Stock for the 15 trading days immediately preceding the date of the closing.

The intended principal business activity of Orthodontix is providing practice management services to orthodontic practices. Orthodontix has conducted no operations to date other than in connection with its agreements to acquire certain assets, assume certain liabilities, and provide long-term management services to certain orthodontic practices in exchange for cash and shares of common stock. Based on agreements executed thus far, at the closing, Orthodontix shall provide practice management services to approximately 24 orthodontic practices, which generate gross revenue of approximately $16 million annually. Embassy was formed in November 1995 to effect a business combination with a business entity.

The closing is subject to, among other conditions, the closing of the business combination by March 1, 1998 (unless that date is extended by mutual agreement of the parties), approval of the business combination by the shareholders of Embassy and Orthodontix, certain regulatory and third party approvals and consents, and the closing of the practice acquisitions.

At the closing,  Embassy will change its name to "Orthodontix, Inc.," Stephen
J. Dresnick, M.D., a member of Embassy's Board of Directors, President and Chief Executive Officer of Sterling Healthcare Group, Inc. and Vice Chairman of the Board of FPA Medical Management, Inc. and Glenn Halpryn, Chairman of Embassy and Vice Chairman of Central Bank of Miami will continue to be members of the Board of Directors of Embassy with Dr. Dresnick assuming the role of Chairman of the combined company.

For further information, please contact Glenn L. Halpryn, President of Embassy Acquisition Corp. at (305) 374-6700 and F.W. Mort Guilford, President of Orthodontix at (305) 446-8661.